Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX

AMERICA · ASIA PACIFIC · EUROPE

December 13, 2021

Athene Holding Ltd.

Second Floor, Washington House

16 Church Street

Hamilton, HM11, Bermuda

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-261531 (the “Registration Statement”), filed by Athene Holding Ltd., a Bermuda corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $500,000,000 aggregate principal amount of its 3.450% Senior Notes due 2052 (the “Notes”). The Notes are to be sold by the Company pursuant to an underwriting agreement, dated December 8, 2021 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Indenture, dated as of January 12, 2018 (the “Original Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of December 13, 2021 (the “Fifth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and between the Company and the Trustee, (iv) the Notes in global form and (v) certain resolutions of the Board of Directors of the Company and a duly authorized committee thereof, adopted on August 31, 2021 and December 6, 2021, and the pricing authorization from the Company dated December 8, 2021, respectively, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Athene Holding Ltd.

December 13, 2021

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that, the Notes will constitute valid and binding obligations of the Company when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), or the affiliates thereof, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to herein or otherwise relevant to the opinions or other statements set forth herein (each, an “Instrument”), we have assumed that (i) each party to such Instrument (if not a natural person) was duly organized or formed and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all

Athene Holding Ltd.

December 13, 2021

relevant times, and is, a valid and legally binding agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption set forth in clause (iii) insofar as any of such matters relate to the Company and is expressly covered by our opinion set forth above. Furthermore, we have also assumed that the execution, delivery and performance by the Company of the Underwriting Agreement and the Indenture did not, do not and will not violate or contravene any law, rule or regulation of Bermuda or any governmental authorities of or within Bermuda or any provisions of the Memorandum of Association or Amended and Restated Bye-Laws (or other organizational documents) of the Company or require any consents, approvals or authorizations from, or any registrations, declarations or filing with, Bermuda or any governmental authorities of or within Bermuda (except such as have been obtained and are in full force and effect) or any applicable insurance authorities that have jurisdiction over the Company or its business.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws or the laws of Bermuda.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP